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Ford Names William E. Kennard to Board of Directors; Homer Neal Elects to Leave After 18 Years of Service

DEARBORN, Mich., Dec. 12, 2014 – Ford Motor Company (NYSE: F) announced today the election of William E. Kennard to the company’s board of directors. Kennard’s appointment is effective Jan. 1, 2015.

In addition, long-time Ford board member Dr. Homer Neal has elected to leave the board, effective Dec. 31, after serving 18 years.

Kennard, 57, is the former chairman of the U.S. Federal Communications Commission (FCC) and former U.S. Ambassador to the European Union. He currently is chairman and co-founder of Velocitas Partners LLC, an asset management firm, and a member of the Operating Executive Board of Staple Street Capital, a private equity firm. He serves on the boards of directors of AT&T Inc., MetLife and Duke Energy Corporation.

“Bill has a wealth of experience, particularly in telecommunications, where he has spent years shaping policy and pioneering initiatives to improve the benefits of technology for consumers worldwide,” said Ford Executive Chairman Bill Ford. “As we accelerate our work in the areas of in-car connectivity and mobility, his unique perspective will help guide our strategy and Blueprint for Mobility forward.”

Kennard will serve on the Ford board of directors’ Nominating and Governance Committee.

His career spans more than three decades in law, telecommunications and private equity. Before his appointment as FCC chairman in 1997, Kennard served as the FCC’s general counsel from 1993 to 1997. As U.S. Ambassador to the European Union from 2009 to 2013, he worked to eliminate regulatory barriers to commerce and to promote transatlantic trade, investment and job creation.

In addition to his public service, Kennard was from 2001 to 2009 a managing director of The Carlyle Group, where he led the firm’s investments in the telecommunications and media sectors. He also has served on several boards in the fields of telecommunications and media, insurance and energy, as well as on the boards of various non-profit organizations. He currently serves as a Fellow of the Yale Corporation and is a member of Secretary of State John Kerry’s Foreign Affairs Policy Board.

Kennard is a graduate of Stanford University and Yale Law School.

Dr. Homer Neal

Since being elected to the Ford board of directors on Jan. 1, 1997, Dr. Neal served as chairman of the Sustainability Committee and as a member of the Nominating and Governance Committee. He also served as a member of the board of managers of Ford Global Technologies, LLC, a wholly-owned entity that manages the company’s intellectual property.

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“Homer’s research and development knowledge and deep technical skill have proven to be extremely valuable to us, especially in helping to strengthen our sustainability vision and strategy over the years,” said Ford Executive Chairman Bill Ford. “We are grateful for his many contributions during his 18 years of service and we wish him all the best.”

Dr. Neal, having reached mandatory retirement age, is leaving the board before his term ends in May to focus on his increasing obligations as president-elect of the American Physical Society, as well as his work with the University of Michigan where he has served as Chair of the Department of Physics, Vice President for Research, Interim President and University Distinguished Professor.

Current board member Bill Helman will replace Neal as chairman of the Sustainability Committee.

Reference Information

•	For biographical information and photos of William Kennard, click here.

•	For biographical information and photos of Dr. Homer Neal, click here.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 189,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contacts:	Susan Krusel
313.322.7998
skrusel@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.